CREDIT AGREEMENT

Dated as of December 20, 2017

(and effective as of December 22, 2017)

among

ADVISERS INVESTMENT TRUST, a Delaware trust, for itself and

on behalf of each of the following funds

JOHCM International Small Cap Equity Fund,

JOHCM Global Equity Fund,

JOHCM Emerging Markets Opportunities Fund,

JOHCM International Select Fund,

JOHCM Asia Ex-Japan Equity Fund,

JOHCM US Small Mid Cap Equity Fund,

JOHCM Emerging Markets Small Mid Cap Equity Fund,

JOHCM International Opportunities Fund,

and

JOHCM Global Income Builder Fund

and

THE NORTHERN TRUST COMPANY

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	13
1.03	Times of Day	13

ARTICLE II
REVOLVING LOANS

2.01	Loans	14
2.02	Borrowing of Loans	14
2.03	Voluntary Prepayments	14
2.04	Mandatory Prepayments	15
2.05	Repayment of Individual Loans	15
2.06	Interest; Fees	15
2.07	Computation of Interest and Fees	17
2.08	Evidence of Debt	17
2.09	Payments Generally	17
2.10	Additional Funds	18

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	18
3.02	Illegality	19
3.03	Increased Costs; Reserves	19
3.04	Mitigation Obligations	20
3.05	Survival	20

ARTICLE IV
CONDITIONS PRECEDENT TO THE LOAN

4.01	Conditions of the Initial Loan	21
4.02	Conditions of Each Loan	22

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	22
5.02	Authorization; No Contravention	22
5.03	Binding Effect	23
5.04	Disclosure; No Material Adverse Change	23
5.05	Litigation	23
5.06	No Default	23
5.07	Compliance with Laws	23
5.08	Taxes	24
5.09	Ownership of Property; Custodial Assets	24
5.10	Governmental Authorization; Other Consents	24
5.11	Employee Benefit Plans	24

i

TABLE OF CONTENTS (continued)

5.12	Employees	24
5.13	Margin Regulations; Investment Company Act	24
5.14	Solvency	25
5.15	Priority	25
5.16	Anti-Money Laundering and Anti-Terrorism Finance Laws	25
5.17	Anti-Corruption Laws	25
5.18	Sanctions Laws	25
5.19	Material Agreements	26

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Investment Company; Maintenance of Business	26
6.02	Financial Statements; Other Information	26
6.03	Notices	27
6.04	Payment of Obligations	28
6.05	Preservation of Existence, Etc	28
6.06	Compliance with Laws and Material Contracts	28
6.07	Books and Records	28
6.08	Use of Proceeds	28
6.09	Visitation Rights	29
6.10	Further Assurances	29
6.11	Plan Assets	29
6.12	Custody of Assets	29

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	29
7.02	Indebtedness	30
7.03	Fundamental Changes	30
7.04	Dispositions	30
7.05	Restricted Payments	30
7.06	Change in Nature of Business	30
7.07	Transactions with Affiliates	30
7.08	Margin Requirements	31
7.09	No Subsidiaries	31
7.10	ERISA	31
7.11	Investments	31
7.12	Negative Pledges	31
7.13	Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person	31
7.14	Financial Covenants	32
7.15	NAV	32
7.16	No Amendment of Investment Policies and Restrictions or Constituent Documents	32

ii

	TABLE OF CONTENTS
	(continued)

	ARTICLE VIII
	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	32
8.02	Remedies Upon Event of Default	34
8.03	Remedies Upon a Fund Event of Default	35

	ARTICLE IX
	MISCELLANEOUS

9.01	Amendments, Etc	35
9.02	Notices; Effectiveness; Electronic Communication	35
9.03	No Waiver; Cumulative Remedies	35
9.04	Expenses; Indemnity; Damage Waiver	36
9.05	Payments Set Aside	37
9.06	Successors and Assigns	37
9.07	Confidentiality	38
9.08	Right of Setoff	39
9.09	Interest Rate Limitation	39
9.10	Counterparts; Integration; Effectiveness	39
9.11	Survival of Representations and Warranties	40
9.12	Severability	40
9.13	Governing Law; Jurisdiction; Etc	40
9.14	Waiver of Jury Trial	41
9.15	Fund Limited Recourse	41
9.16	USA Patriot Act Notice	42

SCHEDULES

1	Authorized Signers
2	Lending Office, Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Note
C	Form of Compliance Certificate
D	Form of Quarterly Certificate
E	Form of Joinder Agreement

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 20, 2017 (and effective as of December 22, 2017) among Advisers Investment Trust, a business trust organized under the laws of the State of Delaware (“Borrower”), for itself and on behalf of each of the following: JOHCM International Small Cap Equity Fund, JOHCM Global Equity Fund, JOHCM Emerging Markets Opportunities Fund, JOHCM International Select Fund, JOHCM Asia Ex-Japan Equity Fund, JOHCM US Small Mid Cap Equity Fund, JOHCM Emerging Markets Small Mid Cap Equity Fund, JOHCM International Opportunities Fund and JOHCM Global Income Builder Fund, together with such other funds of the Borrower as may subsequently be joined to this Credit Agreement pursuant to Section 2.10 hereof (each individually, a “Fund” and collectively, the “Funds”) and The Northern Trust Company (the “Lender”).

The Borrower has requested that the Lender provide revolving loans to the Funds and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adverse Claim” means any Lien or other right, claim, encumbrance or any other type of preferential arrangement in, of or on any Person’s assets or properties in favor of any other Person, other than in the case of the Borrower, Liens permitted by Section 7.01.

“Advisory Agreements” means each of (i) the Investment Advisory Agreement, dated as of August 31, 2017, between J O Hambro Capital Management Limited and the Borrower on behalf of each Fund and (ii) the sub-advisory agreement, dated as of August 31, 2017, between the Trust and JOHCM (USA) Inc. on behalf of JOHCM International Small Cap Equity Fund and JOHCM US Small Mid Cap Equity Fund, as the same may be amended, supplemented, waived or modified as permitted under this Agreement.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Aggregate Loan Value” means, on any date of determination, an amount equal to the sum of the outstanding principal amount of all Loans.

“Anti-Corruption Laws” is defined in Section 5.18.

“Anti-Terrorism Laws” is defined in Section 5.17.

“Applicable Law” means, with respect to any Person, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof applicable to such Person, and all applicable administrative orders, directed duties, requests, licenses, authorizations, requirements and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means 1.50%.

“Asset Coverage Test” means, as of any date of determination, the ratio expressed as a percentage, of (a) the value of total assets of the applicable Fund, less all liabilities and indebtedness of such Fund not represented by Senior Securities (as such terms are defined in the Investment Company Act) to (b) Senior Debt of such Fund shall be at least 300%, computed on such date of determination regardless of whether or not dividends or distributions are being made on such date, or whether Indebtedness is being incurred on such date, as if each outstanding Loan constituted a Senior Security without regard to whether such Loan is a loan for “temporary purposes” or otherwise excludable from the definition of “Senior Securities” under Section 18(g) of the Investment Company Act.

“Asset Shortfall” means, on any date of determination, with respect to any Fund, the Loan Value for such Fund exceeding the Available Loan Amount for such Fund.

“Asset Value” means, with respect to any Asset, the value of such Asset computed in the manner such value is required to be computed by the Borrower in accordance with valuation procedures adopted by the Borrower’s Board of Trustees, as from time to time in effect, and in accordance with Applicable Law, including without limitation, the rules, regulations and interpretations of the SEC under the Investment Company Act.

“Assets” means a collective reference to all items which would be classified as an “asset” on the balance sheet of the Borrower in accordance with GAAP.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Signer” means the individuals listed in Schedule 1, which schedule may be revised from time to time by delivery of a certificate from a Responsible Officer. Any document delivered hereunder that is signed by an Authorized Signer of such entity shall be conclusively presumed to have been authorized by the Borrower’s board of trustees and/or other action (as applicable) on the part of such entity and such Authorized Signer shall be conclusively presumed to have acted on behalf of such entity.

“Available Loan Amount” means, on any date of determination, in respect of any Fund, an amount (rounded down to the nearest $100,000 increment) equal to the product of (i) an amount determined by the Lender in its sole and absolute discretion acting in good faith equal to the aggregate Asset Value of all unencumbered Assets of such Fund held under custody by the Custodian as of such date of determination (such Assets, the “Custodial Assets”) and (ii) 20%.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing Date” has the meaning specified in Section 2.02(a).

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Lending Office is located and in Chicago and (b) if such day relates to a Loan bearing interest based on Daily LIBOR, means a day on which dealings in Dollars are carried on in the London interbank market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Security” means a security that is convertible or exchangeable into an Equity Interest.

“Custodial Assets” has the meaning given such term in the definition of “Available Loan Amount.

“Custodian” means the Lender, in its capacity as custodian.

“Daily LIBOR Rate” means as of any day the offered rate for such day for overnight deposits in United States dollars in the London interbank market as determined and applied by the Lender in accord with its customary practices based on information supplied directly or indirectly ICE Benchmark Administration Limited or another source selected by the Lender and believed by the Lender to be widely used by commercial lenders to determine the London Interbank Offered Rate (the “LIBOR Publisher”) (subject to such adjustments or corrections as the Lender determines are appropriate, and provided that if such rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement), for or as of the borrowing, maintenance or conversion date requested by the Borrower or applicable hereunder, divided by one minus any applicable reserve requirement (expressed as a decimal) on Eurodollar deposits of the same amount and maturity as determined by Lender in its discretion. As to days which are not Business Days, Lender will determine and apply a rate in accord with its customary practices based on information supplied directly or indirectly as of a recent or subsequent date by a LIBOR Publisher (provided that if any such supplied rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement), subject to such adjustments or corrections as Lender determines are appropriate.

“Daily LIBOR Loan” means any Loan bearing interest based on the Daily LIBOR Rate

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means (i) any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default and (ii) with respect to any Fund, any event or condition that constitutes a Fund Event of Default or that, with the giving of any notice, the passage of time, or both, would be a Fund Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith or any Equity Interests held by such Person.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) an Affiliate of the Lender; and (b) any other Person approved by the Borrower (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if a Default has occurred and is continuing.

“Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, termination pay, severance pay, welfare-benefit, bonus, incentive, change of control, retention or fringe-benefit plan, program or arrangement.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership, partnership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, partnership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, partnership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the federal U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) and Title I of ERISA.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder (on behalf of itself and any Fund) with respect to the Loans or any Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated) or profits, and franchise Taxes imposed on it that are measured as a percentage of its overall net (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or such other recipient is organized or in which its principal office is located, and (b) any branch profits taxes imposed by the United States or any similar Tax imposed by any other jurisdiction by reason of a connection between the Lender and such taxing jurisdiction other than entering into this Agreement, receiving payments hereunder and enforcing rights in respect of this agreement.

“Executive Order” is defined in Section 5.19.

“Foreign Official” is defined in Section 5.18.

“Federal Funds Rate Loan” means a Loan bearing interest based on the NY Effective Rate.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” has the meaning specified in the introductory paragraph hereto.

“Fund Event of Default” has the meaning specified in Section 8.01.

“Fund Material Adverse Effect” means, with respect to any Fund, a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of such Fund.

“GAAP” means generally accepted accounting principles in the United States that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means, with respect to any Person, the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies) having jurisdiction or authority over such Person.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or (ii) the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 30 days after the date on which such trade account payable was created);

(e) indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.07.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Policies and Restrictions” means, with respect to the Borrower and each Fund, the provisions dealing with investment objectives, policies, distributions, investment restrictions, leverage and diversified status as set forth in the applicable Prospectus in effect on the Closing Date, as supplemented by any annual report included within Form N-CSR, as such provisions may be supplemented, amended or modified as authorized by the Board of Trustees of such Borrower and as permitted under this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E.

“Law” or “Laws” means any international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, requirements and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means the office or offices of the Lender described as such on Schedule 2, or such other office or offices as the Lender may from time to time notify the Borrower.

“LIBOR Publisher” has the meaning specified in the definition of “Daily LIBOR Rate”

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement and any Note.

“Loan Notice” means a notice of a borrowing pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Value” means, on any day, with respect to any particular Fund, an amount equal to the outstanding principal amount of all Loans requested on behalf of such Fund.

“Margin Stock” has the meaning given to such term in Regulation U.

“Margin Stock Percentage” means, as of any date of determination, the then current percentage of market value assigned by the Board of Governors of the Federal Reserve System under Section 221.7 of Regulation U to Margin Stock.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition

(financial or otherwise) or prospects of the Borrower; (b) a material impairment of the ability of the Borrower (on behalf of itself or any individual Fund) to perform its obligations under any Loan Document; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower (on behalf of itself or any individual Fund) of any Loan Document; or (d) a material adverse effect on the ability of the Lender to exercise its remedies at the times and in the manner contemplated by this Agreement.

“Material Contract” means any Contractual Obligation to which the Borrower on behalf of itself or any Fund is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect or, with respect to any Fund, a Fund Material Adverse Effect.

“Maturity Date” means December 21, 2018.

“Maximum Commitment Amount” means $100,000,000.

“Monthly Fund Report” has the meaning specified in Section 6.02(h).

“NAV” means the net asset value of a Person calculated in accordance with the methodology set out in the valuation policies and procedures adopted by the Board of Trustees of the Borrower from time to time in accordance with the Investment Company Act and the rules and regulations thereunder.

“NY Effective Rate” means the “Federal funds (effective)” interest rate as published with respect to a particular day by the Board of Governors of the Federal Reserve System in its Statistical Release H.15 (519), Selected Interest Rates (or any successor release or report), floating on a daily basis as applicable, provided that if such published rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. As of April 20, 2015, the NY Effective Rate was typically published with respect to a particular day on the following day, and was available at the Internet Web site http://www.federalreserve.gov. In the case of a Saturday, Sunday, legal holiday or other day for which such NY Effective Rate is not published, the NY Effective Rate shall be the rate applicable on the immediately preceding day for which such rate is published, provided that if such published rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Note” means each promissory note made by the Borrower on behalf of each Fund in favor of the Lender evidencing the Loans made by the Lender to the Borrower on behalf of such Fund, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The “Obligations” of a Fund are defined in Section 9.15.

“OFAC” is defined in Section 5.19.

“Organization Documents” means each Prospectus and the trust agreement and other organizational documents of the Borrower.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, other than Excluded Taxes.

“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means the last Business Day of each calendar month.

“Participant” has the meaning specified in Section 9.06(c).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, or any series, Fund or other segregated unit of the foregoing.

“Plan Assets” means assets of any (a) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, or (c) governmental plan (as defined in Section 3(32) of ERISA) subject to federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Prospectus” means each prospectus for the Funds, being, as of the Closing Date, dated January 28, 2017 or November 29, 2017, as applicable, in each case, filed with the SEC as a part of the Borrower’s registration statement on Form N-1A, as amended (or any successor SEC form), and shall include, without limitation, the related statement of additional information, if any, included in such registration statement, and all supplements, amendments and modifications thereto as of the Closing Date, and as further supplemented, amended or modified in accordance with Applicable Law, including, without limitation, the Securities Act and the Investment Company Act.

“Regulation U” means Regulation U of the FRB.

“Regulation X” means Regulation X of the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Responsible Officer” means the President or Treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of such entity shall be conclusively presumed to have been authorized by the Borrower’s board of trustees and/or other action (as applicable) on the part of such entity and such Responsible Officer shall be conclusively presumed to have acted on behalf of such entity.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Person” is defined in Section 5.19.

“Sanctions” means sanctions administered or enforced by OFAC, the U.S. Department of State or any other relevant sanctions authority.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, and the rules and regulations of the SEC thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provisions shall be deemed to be a reference to any successor statutory or regulatory provision.

“Senior Debt” means, as of any date, the aggregate amount of Senior Securities Representing Indebtedness (as defined in Section 18(h) of the Investment Company Act) of the Borrower, provided that if at the time of calculation thereof the aggregate amount of all Senior Securities Representing Indebtedness of the Borrower is zero, for purposes of such calculation such aggregate amount shall be one.

“Solvent” means, with respect to any Person, that as of any date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (or reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date that all Obligations have been finally paid in full; provided, however, that if any payment in respect of any Obligation made to the Lender must be rescinded or returned for any reason whatsoever (including the insolvency or bankruptcy of the Borrower) such Obligation shall be deemed to be reinstated as though such payment had not been made and the Termination Date shall be deemed to have not occurred.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois.

“United States” and “U.S.” mean the United States of America.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law shall, unless otherwise specified, refer to such law as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Chicago time.

ARTICLE II

REVOLVING LOANS

2.01 Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans to the Borrower on behalf of a specified Fund (each, a “Loan”) on any

Business Day prior to the Maturity Date in such amounts as the Borrower may request that will not result in (a) the Loan Value for such Fund exceeding such Fund’s Available Loan Amount, (b) the Aggregate Loan Value exceeding the Maximum Commitment Amount or (c) the Borrower violating any of its Organization Documents. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

2.02 Borrowing of Loans.

(a) The borrowing of Loans shall be made upon the Borrower’s irrevocable notice to the Lender specifying the information in the Loan Notice, including the applicable Fund for which such borrowing is requested, the requested interest rate option and the proposed borrowing date (the “Borrowing Date”). Unless waived by the Lender, such notice must be received by the Lender not later than 12:00 p.m. (Chicago time) on the requested date of the borrowing, which shall be a Business Day. Each such notice by the Borrower pursuant to this Section 2.02(a) must be made by delivery to the Lender of a written Loan Notice (transmitted to the Lender by facsimile), appropriately completed and signed by an Authorized Signer of the Borrower.

(b) Upon satisfaction of the applicable conditions set forth in Section 4.01, the Lender shall make the proceeds of such Loan available to the applicable Fund by depositing the same, in immediately available funds, in an account of such Fund maintained at the Lender (or as otherwise directed by the Borrower).

2.03 Voluntary Prepayments.

(a) The Borrower on behalf of any Fund may, upon notice to the Lender, at any time or from time to time, voluntarily prepay the Loans of such Fund in whole or in part; provided that (i) any prepayment notice must be received by the Lender not later than 12:00 p.m. (Chicago time) on the date of prepayment which shall be a Business Day and (ii) any prepayment shall be in a principal amount of at least $100,000 or, if less, the entire principal amount of all Loans of such Fund then outstanding. Each such notice shall specify which Fund’s Loans are to be repaid and the date and amount of such prepayment. If such notice is given by the Borrower on behalf of any Fund, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Each prepayment pursuant to this Section 2.03 shall be accompanied by all accrued interest on the amount prepaid and any additional amounts required pursuant to Section 3.03.

(c) Each prepayment pursuant to this Section 2.03 shall be applied as directed by the Borrower in the Loan Notice and otherwise to the Loans due in respect of the specified Funds under Section 2.05 in order of maturity.

2.04 Mandatory Prepayments.

(a) If at any time, the Aggregate Loan Value exceeds the Maximum Commitment Amount, then the Borrower shall immediately prepay Loans on behalf of the Funds in an amount sufficient to eliminate such excess.

(b) If at any time the Loan Value of a Fund exceeds such Fund’s Available Loan Amount, then the Borrower shall immediately prepay Loans on behalf of such Fund in an amount sufficient to eliminate such excess.

(c) Each prepayment pursuant to this Section 2.04 shall be accompanied by all accrued interest on the amount prepaid and any additional amounts required pursuant to Section 3.04.

2.05 Repayment of Individual Loans.

(a) Each Loan shall be repaid by the Borrower on behalf of the applicable Fund not later than the Maturity Date or earlier as required under the terms and conditions hereof.

(b) Each payment pursuant to this Section 2.05 shall be accompanied by all accrued interest on the amount prepaid and any additional amounts required pursuant to Section 3.04.

2.06 Interest; Fees.

(a) Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the greater of (i) the Borrower’s option of (x) Daily LIBOR Rate plus the Applicable Margin or (y) the NY Effective Rate plus the Applicable Margin and (iii) 2.00%.

(b) If any amount payable by the Borrower on behalf of itself or any Fund under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, to the fullest extent permitted by Applicable Law, all amounts due under the Loan Documents shall thereafter bear interest at a rate equal to the sum of (x) the rate otherwise applicable thereto and (y) 2.0% per annum for each day until all past due amounts and any interest thereon are paid in full. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Except as expressly provided herein, accrued interest on the Loans shall be payable by the Borrower on behalf of the Fund for which such Loans were made in arrears on each Payment Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) The Borrower shall select and change its selection of the interest rate as among the Daily LIBOR Rate and the NY Effective Rate, in each case to apply to at least $100,000 of any principal (or the remaining amount available hereunder), subject to the requirements herein stated;

(e) If the Borrower wishes to change the rate of interest on any Daily LIBOR Rate Loan, within the limits described herein, to a Federal Funds Rate Loan, it shall, at or before 12:00 p.m. (Chicago time) on the day such change is to take effect (which day must be a Banking Day), give the Lender written or telephonic notice thereof, which shall be irrevocable. Such notice shall specify the Loan which is to be converted to a Federal Funds Rate Loan. Changes requested after such time may not be available until the next Banking Day. Subject to the other terms and conditions hereof, Federal Funds Rate Loans will continue to bear interest based on the NY Effective Rate, until and if the Borrower selects another available interest rate option.

(f) If the Borrower wishes to change the rate of interest on any Federal Funds Rate Loan, within the limits described herein, to a Daily LIBOR Rate Loan, it shall, at or before 12:00 p.m. (Chicago time) on the day such change is to take effect (which day must be a Banking Day), give the Lender written or telephonic notice thereof, which shall be irrevocable. Such notice shall specify the Loan which is to be converted to a Daily LIBOR Rate Loan. Changes requested after such time may not be available until the next Banking Day. Subject to the other terms and conditions hereof, Daily LIBOR Rate Loans will continue to bear interest based on the Daily LIBOR Rate, until and if the Borrower selects another available interest rate option.

(g) Each Loan shall be subject to the following additional terms and conditions:

(i) If, after the Borrower has elected to borrow or maintain any Daily LIBOR Rate Loan or Federal Funds Rate Loan, the Lender notifies Borrower that:

(i) United States dollar deposits with an overnight maturity of one month are not available to the Lender in the London interbank market; or

(ii) reasonable means do not exist for the Lender to determine the NY Effective Rate or the Daily LIBOR Rate, as applicable; or

(iii) the Daily LIBOR Rate as published by a LIBOR Publisher, or the NY Effective Rate, as applicable, do not adequately reflect the Lender’s own cost of funds, all as determined by the Lender in its sole discretion, then the Loans bearing interest based on the Daily LIBOR Rate, or the NY Effective Rate, as applicable, shall accrue or shall continue to accrue interest at another index rate chosen by Lender in its reasonable discretion and Borrower will pay interest at a rate per year equal to the sum of such index rate plus the Applicable Margin. The Lender agrees to use its best efforts to promptly notify the Borrower of such index rate, provided that the Lender’s failure to so notify the Borrower shall not relieve the Borrower of its obligation to pay interest at such index rate plus the Applicable Margin.

(h) The Borrower agrees on behalf of each Fund to pay to the Lender a usage fee on the undrawn portion of the Maximum Commitment Amount, for the period from and including the date of this Agreement to, but not including the earlier of the date the commitment is terminated or the Maturity Date, in an amount equal to the product of (x) the difference between the Maximum Commitment Amount and the sum of the average daily balance of the Loans, multiplied by (y) 0.30% per annum. Such fee shall be payable in arrears on the last Business Day of each fiscal quarter of the Borrower and on the earlier of (i) the date the commitments are terminated and (ii) the Maturity Date.

2.07 Computation of Interest and Fees. All computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid. Each determination by the Lender of an interest rate hereunder and any other calculation made hereunder by the Lender shall be conclusive and binding for all purposes, absent manifest error.

2.08 Evidence of Debt. The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrower, the Fund on whose behalf such Loan is made and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (on behalf of itself and any Fund) to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Note on behalf of each Fund, which shall evidence the Loans in addition to such accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, amount and maturity and applicable Fund of the Loans and payments with respect thereto.

2.09 Payments Generally.

(a) All payments to be made by or on account of any obligation of the Borrower hereunder (on behalf of itself and any Fund) shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by or on account of any obligation of the Borrower hereunder (on behalf of itself and any Fund) shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 1:00 p.m. (Chicago time) on the date specified herein. All payments received by the Lender after 1:00 p.m. (Chicago time) shall be deemed received on the next succeeding Business Day and any applicable interest shall continue to accrue.

(b) If any payment to be made by or on account of any obligation of the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(c) Nothing herein shall be deemed to obligate the Lender to obtain the funds for the Loans in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for the Loans in any particular place or manner.

2.10 Additional Funds. The Borrower may request that any additional fund managed by the Borrower become a Fund by delivering to the Lender written notice. If the Lender shall, in its sole discretion, have consented to such fund becoming a Fund, on the date the Lender provides such consent such fund shall become, and shall be deemed to have assumed, all the rights, benefits, and obligations of, a Fund; provided that (a) no Default exists on such date,

(b) on or before such date, the Lender shall have received the following documents, in each case reasonably acceptable to Lender: (i) a Joinder Agreement, duly executed by the Borrower and the Lender together with all other Loan Documents reasonably requested by the Lender; (ii) an officer’s certificate certifying resolutions of the Borrower authorizing the execution and delivery of such Joinder Agreement and the performance of this Agreement and the other Loan Documents, as applicable, certified as being in full force and effect without modification or amendment; and (iii) any additional information regarding such fund as the Lender may reasonably request (including such information as is necessary for the Lender to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable Laws).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document (on behalf of itself and any Fund) shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions on behalf of itself or the applicable Fund and (iii) the Borrower shall timely pay deductions on behalf of itself or the applicable Fund the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay on behalf of itself or the applicable Fund any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Lender (on behalf of itself and each Fund responsible for such payment), within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender, together with appropriate supporting documentation that is reasonably available, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower (on behalf of itself or any Fund) to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment and on whose behalf such payment was made, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

3.02 Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund the Loan, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to continue the Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay on behalf of all Funds the Loans of such Funds immediately. Upon any such prepayment, the Borrower shall also pay on behalf of each Fund accrued interest on the amount so prepaid.

3.03 Increased Costs; Reserves.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender;

(ii) subject the Lender to any tax of any kind whatsoever with respect to this Agreement or the Loans made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

(iii) impose on the Lender any other condition, cost or expense affecting this Agreement or the Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of maintaining the Loans or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay (on behalf of itself and each Fund with respect to the Loans of such Fund) to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or its Lending Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay (on behalf of itself and each Fund with respect to the Loans of such Fund) to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower (on behalf of itself or any Fund) shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.04 Mitigation Obligations. If the Lender requests compensation under Section 3.03, or the Borrower (on behalf of itself or any Fund) is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking the Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates and to take any other actions reasonable in the sole judgment of the Lender, if, in the sole judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation, assignment or action.

3.05 Survival. All of the Borrower’s obligations under this Article III shall survive repayment of all Obligations under the Loan Documents.

ARTICLE IV

CONDITIONS PRECEDENT TO THE LOAN

4.01 Conditions of the Initial Loan. The effectiveness of this Agreement and the Lender’s obligations hereunder is subject to satisfaction of the following conditions precedent:

(a) The Lender’s receipt of the following, each of which shall be originals or facsimile or email transmissions (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, if applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:

(i) fully executed counterparts of this Agreement, sufficient in number for distribution to the Lender and the Borrower;

(ii) Notes executed by the Borrower on behalf of each Fund;

(iii) a certificate signed by a Responsible Officer of the Borrower certifying that attached thereto is a true, correct and complete copy of the (A) Organization Documents of the Borrower, and either (1) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect, or (2) stating that no such consents, licenses or approvals are so required;

(iv) a certificate of a Responsible Officer of the Borrower providing (A) evidence of any actions by trustees or other actions necessary approving the entry by the Borrower into and performance of the relevant Loan Documents and the transactions contemplated thereby, and (B) incumbency signatures of authorized officers:

(v) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02 have been satisfied and (B) that there has been no event or circumstance that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect or a Fund Material Adverse Effect;

(vi) The Lender shall have received a Form FR U-1 for each Fund, each duly completed, executed and delivered by a Responsible Officer of the Borrower demonstrating the compliance of such initial borrowing with Regulation U; and

(vii) such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

(b) The Lender shall have received satisfactory evidence of the payment and discharge (including of any applicable liens) of all existing Indebtedness.

(c) The Borrower shall have paid all required fees, charges and disbursements to the Lender.

4.02 Conditions of Each Loan. The obligation of the Lender to make any Loan (including the initial Loan) hereunder is subject to satisfaction of the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects), before and after giving effect to the borrowing (except to the extent that such representations and warranties specifically refer to an earlier date, in which case, as of such earlier date).

(b) No Default shall exist, or would result from the proposed Loan or from the application of the proceeds thereof.

(c) Immediately after giving effect to such Loan and all other Loans to be made on such date (i) the Borrower and each Fund shall be in full compliance with the Asset Coverage Test and (ii) with respect to the Fund for which such Loan is made, no Asset Shortfall for such Fund shall exist.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that on and as of the Closing Date, and each Borrowing Date (and in respect of Section 5.04 below, each date such information is provided) as follows:

5.01 Existence, Qualification and Power; Compliance with Laws. The Borrower (and, other than with respect to clause (a), each Fund) (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business generally and (ii) execute, deliver and perform its obligations under the Loan Documents (to the extent a party thereto), (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in material compliance with its Prospectus and all applicable Laws. The Borrower has no Subsidiaries.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary corporate, limited partnership or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any material payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower is subject; (c) violate any Law or (d) result in any Adverse Claim upon any Asset of the Borrower.

5.03 Binding Effect. This Agreement and each other Loan Document have been duly executed and delivered by the Borrower. This Agreement and each other Loan Document when so delivered will constitute legal, valid and binding obligations of the Borrower (on behalf of itself and each Fund), enforceable against the Borrower (and each Fund) in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

5.04 Disclosure; No Material Adverse Change.

(a) The Borrower has disclosed to the Lender all agreements, instruments and organizational or other restrictions to which it is subject, and all other matters known to it, that,

individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or a Fund Material Adverse Effect. No Prospectus, Monthly Fund Report, Loan Notice or other report, financial statement, certificate or other information concerning the Borrower or any Fund furnished (whether in writing or orally) by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each financial statement delivered by the Borrower to the Lender in accordance with Section 6.02 fairly presents the financial condition of each Fund in accordance with GAAP as of the date such balance sheets are stated or certified. Since December 31, 2016, there has been no material adverse change in the business, assets, condition (financial or otherwise) or operations of any Fund.

5.05 Litigation. There are no actions, suits, investigation, proceedings, claims or disputes pending or, to the best knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, any Fund or any of the Borrower’s assets that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.06 No Default. The Borrower and each Fund is not in default under or with respect to any Material Contract. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.07 Compliance with Laws. The Borrower and each Fund is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, including the Investment Company Act and the Securities Act. The Borrower has made all applicable filings with the SEC or any other Governmental Authority, as required by Applicable Law.

5.08 Taxes. The Borrower has filed on behalf of itself and each Fund all Tax returns and reports required to be filed with any Governmental Authority, and has paid on behalf of itself and each Fund all Taxes levied or imposed by any Governmental Authority upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided. There is no proposed material tax assessment against the Borrower (or any Fund). The Borrower is not party to any tax sharing agreement. Each Fund is qualified, and intends to continue to qualify, as a “regulated investment company” within the meaning of the Code, and as such its income is not and will not be subject to tax at the trust level under the Code.

5.09 Ownership of Property; Custodial Assets. Each Fund owns all Custodial Assets of such Fund free and clear of all Adverse Claims and as of the initial Borrowing Date and at all times thereafter.

5.10 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

5.11 Employee Benefit Plans. The Borrower does not have, nor has it ever had, any Employee Plans. The Borrower does not have any liability related to being considered a single employer with any other Person under the Code or ERISA that has ever maintained a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(8) of ERISA.

5.12 Employees. The Borrower has no employees.

5.13 Margin Regulations; Investment Company Act.

(a) None of the transactions contemplated by the Loan Documents (including the Loans and the use of proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including Regulations T, U and X of the FRB.

(b) The Borrower is and will continue to be registered as an open-end management investment company as such term is used in the Investment Company Act and is in full compliance with the Investment Company Act and the Investment Policies and Restrictions. Each Fund has elected to be treated and qualifies as a “regulated investment company” within the meaning of the Code.

(c) Neither the Borrower nor any Fund is subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under this Agreement, except for the limitations set forth in the Investment Company Act, state securities laws to the extent applicable, the Investment Policies and Restrictions and the Organization Documents.

(d) The Borrower has not issued any of its securities in violation of any Federal or state securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

(e) The Borrower is in compliance with its Organization Documents in all material respects.

5.14 Solvency. The Borrower is, and upon the incurrence of any Obligations by the Borrower (including on behalf of any Fund) on any date on which this representation and warranty is made or deemed made, will be, Solvent.

5.15 Priority. Borrowings under this Credit Agreement rank pari passu in collectability to all other obligations for borrowed money of the Borrower.

5.16 Anti-Money Laundering and Anti-Terrorism Finance Laws. To the extent applicable, the Borrower and each Fund is in compliance, in all material respects, with anti-money laundering laws and anti-terrorism finance laws including the Bank Secrecy Act and the PATRIOT Act (the “Anti-Terrorism Laws”).

5.17 Anti-Corruption Laws. No part of the proceeds of the shall be used, directly or indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (i) influencing any act or decision of such Foreign Official in his official capacity, (ii) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (b) to cause any Lender to violate the U.S. Foreign Corrupt Practices Act of 1977; or (c) to cause the Lender to violate any other anti-corruption law applicable to the Lender (all laws referred to in clauses (b) and (c) being “Anti-Corruption Laws”).

5.18 Sanctions Laws. Neither the Borrower, any Fund and to the knowledge of such Borrower, any Affiliate or broker or other agent of the Borrower or any Fund acting or benefiting in any capacity in connection with the Loans is any of the following (a “Restricted Person”): (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (b) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign governmental authority; (c) a Person that is owned 50% or more by any Person described in Section 5.18(b); (d) any other Person with which any Lender is prohibited from dealing under any Sanctions laws applicable to such Lender; or (e) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in Section 5.18 (a), (b), (c) or (d). Further, none of the proceeds from the Loans or Letters of Credit shall be used to finance or facilitate, directly or indirectly, any transaction with, investment in, or any dealing for the benefit of, any Restricted Person or any transaction, investment or dealing in which the benefit is received in a country for which such benefit is prohibited by any Sanctions laws applicable to the Lender.

5.19 Material Agreements.

(i) The Borrower’s investments are in compliance with its Investment Policies and Restrictions in all material respects.

(ii) Since the Closing Date, (i) there have been no changes in the Investment Policies and Restrictions other than in accordance with this Agreement and (ii) the Borrower has at all times complied in all material respects with the Investment Policies and Restrictions.

(iii) The Investment Policies and Restrictions are fully and accurately described in all material respects in the Prospectus’, as supplemented by any annual report included within Form N-CSR filed with the SEC

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Loan or any other Obligation shall remain unpaid or unsatisfied, the Borrower shall (on behalf of itself and each Fund):

6.01 Investment Company; Maintenance of Business. Remain at all times an open-end management investment company for the purposes of, and at all time registered under, the Investment Company Act and continue to engage in business of the same general type as now conducted by the Borrower, and with respect to each Fund, as described with respect to such Fund in its Prospectus. Each Fund has elected to be treated and qualifies as a “regulated investment company” within the meaning of the Code. The business and other activities of the Borrower, including but not limited to, the making of the Loans by the Lender, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents do not result in any violation of the provisions of the Investment Company Act, or any rules, regulations or orders issued by the SEC thereunder.

6.02 Financial Statements; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of its statement of assets and liabilities as at the end of such fiscal year, together with the related schedule of investments and statements of operations and changes in net assets as of and through the end of such fiscal year; each such statement of assets and liabilities and the related schedule of investments and statements of operations and changes in net assets shall be certified without qualification by independent public accountants, which certification shall (i) state that the examination by such independent public accountants in connection with such financial statements has been made in accordance with the requirements of the Public Company Accounting Oversight Board or, to the extent not so required, generally accepted auditing standards in the United States and (ii) include the opinion of such independent public accountants that such financial statements have been prepared in conformity with GAAP;

(b) as soon as available, but in any event within 120 days after the end of the first semiannual accounting period in each fiscal year of the Borrower, a copy of the Borrower’s statement of assets and liabilities as at the end of such semiannual period, together with the related schedule of investments and statements of operations and changes in net assets for such period all in reasonable detail, prepared in accordance with GAAP, consistently applied, and certified as to fairness of presentation in all material respects, GAAP and consistency by a Responsible Officer of the Borrower;

(c) copies of each Fund performance report and any other reports or communications issued by the Investment Adviser to the Borrower’s or the Funds’ investors;

(d) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all proxy statements so mailed;

(e) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a Compliance Certificate of a Responsible Officer of the Borrower to the effect that nothing has come to the attention of such Responsible Officer to cause such Responsible Officer to believe that any Default existed on the date of such statements;

(f) on or before the tenth Business Day of each calendar quarter, a covenant compliance certificate of a Responsible Officer of the Trust, substantially in the form of Exhibit D hereto, demonstrating compliance with Section 7.15(b).

(g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form N-1A or its equivalent) which the Borrower shall have filed with the SEC; and

(h) from time to time such additional information regarding the financial position or business of the Borrower as the Lender may reasonably request.

6.03 Notices. Promptly notify the Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect or a Fund Material Adverse Effect, including (i) breach or non-performance of, or any default under, a material Contractual Obligation of the Borrower; (ii) any dispute, litigation, investigation, subpoena, regulatory action, proceeding or suspension between the Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower;

(c) of any amendment or modification to the Investment Policies and Restrictions or any Prospectus or Organization Document, which notice shall include, in reasonable detail, a description of any such change; and

(d) of the issuance by the Borrower of any preferred shares prior to such issuance, which notice shall include the offering materials to be used in connection with the issuance of such preferred shares.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves are being maintained by it, which, if unpaid could reasonably be expected to have a Material Adverse Effect and (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing as a corporation under the Laws of the jurisdictions of its organization; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business.

6.06 Compliance with Laws and Material Contracts. (a) Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property; and (b) perform its obligations under all Material Contracts, (c) comply in all material respects with its Prospectus, including the Investment Policies and Restrictions and (d) maintain necessary liquidity to meet its obligations.

6.07 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with the fair market value basis of accounting consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and each Fund.

6.08 Use of Proceeds. Use the proceeds of the Loans for each Fund solely for short term liquidity to support redemptions of investors in such Fund and to finance the purchasing and holding of Assets of the Borrower on behalf of such Fund, not for purposes of leverage or in contravention of any Law or of any prohibition contained in any Loan Document and otherwise in compliance with the Investment Policies and Restrictions. The Borrower shall not use (or permit any Fund to use) the proceeds of any Loan to purchase or carry any “margin stock” (as defined in Regulation U).

6.09 Visitation Rights. At any reasonable time and from time to time, upon reasonable prior written notice to the Borrower and during regular business hours, permit the Lender or any agents or representatives thereof, at the Lender’s expense, to examine and make copies of and abstracts from the records and books of account of, the Borrower and each Fund, and to discuss the affairs, finances and accounts of the Borrower and each Fund with any of its officers, all as often as may reasonably be necessary to ensure compliance by the Borrower with its obligations hereunder.

6.10 Further Assurances. Promptly, at its sole cost and expense, execute and deliver to the Lender such further instruments and documents, and take such further action, as the Lender may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of the Loan Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Lender hereby and thereby. The Borrower shall pay, or reimburse the Lender upon demand for, any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation and protection of the Lender’s first priority perfected Lien on the assets of the Borrower under the Loan Documents including reasonable legal fees, other fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of such assets of the Borrower, other fees, costs and expenses in connection with protecting, maintaining or preserving such assets of the Borrower and the Lender’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or related to such assets of the Borrower; and all such amounts that are paid by the Lender shall, until reimbursed by the Borrower, constitute Obligations secured by such assets of the Borrower.

6.11 Plan Assets. Do, or cause to be done, all things necessary to ensure that none of its Assets are (or are deemed to be) Plan Assets at any time.

6.12 Custody of Assets. At all times cause substantially all Assets of the Borrower (including all instruments and other investments, if any, evidencing the same and all documentation thereof) to be Custodial Assets. Provide to the Custodian a CUSIP, SEDOL or ISIN number with respect to each Asset.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall not, directly or indirectly (on behalf of itself or any Fund):

7.01 Liens. Create, incur, assume or suffer to exist any Lien on any of its Assets other than (i) Liens created under the Loan Documents; (ii) Liens on the accounts holding Custodial Assets in favor of the Custodian in respect of obligations under the Custody Agreement, (iii) Liens on deposit accounts in favor of the Lender as account bank, including on items in collection (and documents related thereto) arising in the ordinary course of business under Article IV of the UCC; (iv) Liens with respect to Swap Contracts, so long as the related Indebtedness is permitted under Section 7.02(b); and (v) Liens for Taxes and other charges not yet due or which are being contested in compliance with Section 6.04.

7.02 Indebtedness. Create, incur or assume any Indebtedness other than (a) Indebtedness under the Loan Documents, (b) Indebtedness (i) incurred in the ordinary course of business, (ii) permitted to be incurred in accordance with the policies set forth in its Prospectus, and (iii) which, immediately after giving effect thereto and any simultaneous repayment of any other Indebtedness, would not cause the Borrower to be in violation of Section 7.15 or the Asset Coverage Test, and (c) Indebtedness to the Custodian under the Custody Agreement.

7.03 Fundamental Changes. Dissolve, liquidate, merge or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.04 Dispositions. Make any Disposition or enter into any agreement to make any Disposition or originate any entitlement orders or other instructions with respect to any Asset in any applicable Custodial Account (i) if any Default shall be continuing or shall result therefrom or (ii) if immediately following any such Disposition or after giving effect to any entitlement order or other instruction the applicable Fund or the Borrower will not be in full compliance with the Asset Coverage Test or an Asset Shortfall shall exist with respect to such Fund for which such Disposition is made or to be made.

7.05 Restricted Payments. Declare or make any Restricted Payment (i) if any Default shall be continuing or shall result therefrom or (ii) if immediately after giving effect to such payment the applicable Fund or the Borrower will not be in full compliance with the Asset Coverage Test or, with respect to any Restricted Payment to the investors in a particular Fund, an Asset Shortfall for such Fund shall exist.

7.06 Change in Nature of Business. (a) Engage in any business other than that it has historically conducted (as described in Section 6.01), (b) amend its Organization Documents if such amendment or modification of such documents (i) could reasonably be expected to have a Material Adverse Effect or a Fund Material Adverse Effect or (ii) could adversely affect the rights of the Lender, or (iii) otherwise fails to comply with the terms of this Agreement or any other Loan Document or (c) change its capital structure.

7.07 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (other than pursuant to the Organization Documents and Equity Documents and any general partner, manager, investment manager or similar agreement), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.08 Margin Requirements. Extend credit to others for the purpose of buying or carrying any “margin stock” in such a manner as to violate Regulation U or Regulation X or use any portion of any Loan in violation of Regulation U or Regulation X. Issue any “senior securities”, as such term is defined and used in the Investment Company Act, other than shares of preferred stock of the Borrower with respect to which the Lender has received prior written notice as to such issuance.

7.09 No Subsidiaries. Form any Subsidiaries or conduct any business or hold any assets through any Subsidiary.

7.10 ERISA.

(a) Maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of the Borrower to maintain or contribute to or agree to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(b) Engage in, or permit any ERISA Affiliate of the Borrower to engage in, a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under federal, state or local laws, rules or regulations or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by the Lender of any of its rights under the Loan, this Agreement or any other Loan Document) to be a non-exempt prohibited transaction under such provisions.

(c) Permit its assets to constitute Plan Assets.

7.11 Investments. Purchase or acquire the obligations or Equity Interests of, or any other interest in, or make loans, advances or capital contributions to, any Person, except such obligations and Equity Interests as comply with the Investment Policies and Restrictions.

7.12 Negative Pledges. Enter into any agreement subsequent to the Closing Date (other than a Loan Document) which (a) prohibits the creation or assumption of any Lien upon any of the Assets in the Custodial Account, (b) specifically prohibits the amendment or other modification of this Agreement or any other Loan Document, or (c) could reasonably be expected to have a Material Adverse Effect or a Fund Material Adverse Effect.

7.13 Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person. The Borrower shall not, and shall not permit any Fund to, (a) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or otherwise violates any Anti-Terrorism Law, Anti-Corruption Law or Sanctions law, (b) cause or permit any of the funds that are used to repay the Loans to be derived from any unlawful activity with the result that the Lender, the Borrower or any Fund would be in violation of any applicable Law or (c) use any part of the proceeds of the Loans or Letters of Credit, directly or indirectly, for any conduct that would cause the representations and warranties in Sections 5.18 and 5.19 to be untrue as if made on the date any such conduct occurs.

7.14 Financial Covenants. Permit (i) Senior Debt to exceed the maximum amount of Senior Debt that would be permitted to be incurred by the Borrower or a Fund under its Investment Policies and Restrictions, (ii) Senior Debt to exceed the maximum amount of Senior Debt that would be permitted to be incurred by the Borrower on such date under the Investment Company Act, or (iii) the aggregate credit extended by the Lender in connection with this Agreement to exceed the sum of (x) the Margin Stock Percentage of the current market value (as defined in Regulation U) of all Margin Stock of the Borrower, plus (y) the good faith loan value (as determined in accordance with Regulation U) of all other Assets of the Borrower.

7.15 NAV.

(a) Permit the aggregate NAV of such Borrower’s investment portfolio to decline in value by more than 50% in any single calendar quarter; or

(b) Permit the net asset value per share price to decline in value by more than 25% in any single calendar quarter or by more than 35% in four quarter period.

7.16 No Amendment of Investment Policies and Restrictions or Constituent Documents. The Borrower shall not agree to or otherwise permit to occur any material amendment, supplement or other modification of any of the terms or provisions of its Investment Policies and Restrictions or Organization Documents, in each case (i) relating to valuation of assets or the determination of NAV, or (ii) that (A) would reasonably be expected to adversely affect the rights and remedies of the Lender under any Loan Document, (B) would reasonably be expected to result in a Material Adverse Effect, or (C) otherwise fails to comply with the terms of this Agreement or any other Loan Document.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following clauses (a) through (o) shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan and all accrued and unpaid interest on such amount after the same becomes due, or (ii) within three days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Asset Coverage Test. The Borrower shall at any time fail to be in compliance with the Asset Coverage Test; or

(c) Specific Covenants. The Borrower (on behalf of itself or any Fund) fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05(a) (with respect to existence), 6.11 or 6.12 or Article VII of this Agreement; or

(d) Other Defaults. The Borrower (on behalf of itself or any Fund) shall fail to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for 30 days; or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower (or any Fund) in any other Loan Document or in any certificate, financial statement or other document delivered in connection herewith or therewith shall be incorrect or misleading in any respect with respect to representations and warranties qualified as to materiality or in any material respect with respect to representations and warranties not qualified as to materiality when made or deemed made; or

(f) Cross-Default. Any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness of the Borrower (or any Fund) which Indebtedness is in the aggregate more than $1,000,000 or enables (or, with the giving of notice or lapse of time or both would enable) the holder of such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof; or

(g) Insolvency Proceedings, Etc. The Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged for thirty (30) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed for thirty (30) days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts; Attachment. (i) The Borrower (or any Fund) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower (or any Fund) and is not released or vacated within 30 days after its issue or levy; or

(i) Judgments. There is entered against the Borrower (or any Fund) (i) a final judgment, decree or order for the payment of money in an aggregate amount exceeding $1,000,000 or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Fund Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced upon such judgment or order or (B) such judgment, order or decree shall not have been vacated or discharged within 60 days from entry; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Custodial Agreement. Any account holding Assets of a Fund is no longer maintained at the Custodian for the Borrower or any Fund or the Custodian is no longer the sole custodian of the Borrower and each Fund; or the Custodial Agreement shall be canceled or terminated or shall otherwise cease to be in full force and effect or the Borrower shall deliver a notice to effect such termination or cancellation or otherwise purports to revoke, terminate or cancel the Custodial Agreement; or

(l) Investment Adviser. J P Hambro Capital Management Limited (or any other Person acceptable to the Lender in its sole discretion) is not the current investment adviser for each Borrower; or

(m) Advisory Agreement. The Borrower shall permit or cause any Advisory Agreement to be terminated or, without the Lender’s prior written consent, permit or cause the Advisory Agreement to be amended, waived or otherwise modified in any respect that (A) could reasonably be expected to be adverse to the Lender or (B) would require the consent or approval of the shareholders of the Borrower; or

(n) Investment Policies. The Borrower (or any Fund) takes any action inconsistent in any material respect with its Prospectus or the Investment Policies and Restrictions.

Any of the following clauses (o) or (p) with respect to any Fund shall constitute a Fund Event of Default:

(o) Fund Material Adverse Effect. There occurs any Fund Material Adverse Effect with respect to such Fund; or

(p) Fund Asset Shortfall. An Asset Shortfall shall occur with respect to such Fund.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b) exercise all rights and remedies available to it under the Loan Documents and Applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 8.01(g) or (h) or an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code or any other similar Debtor Relief Law, the unpaid principal amount of the Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

8.03 Remedies Upon a Fund Event of Default. If any Fund Event of Default occurs and is continuing with respect to any Fund, the Lender may take any or all of the following actions:

(a) declare the unpaid principal amount of the Loans of such Fund, all interest accrued and unpaid thereon, and all other amounts owing or payable by the Borrower on behalf of such Fund hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower on behalf of itself and such Fund; and

(b) exercise all rights and remedies available to it under the Loan Documents and Applicable Law.

ARTICLE IX

MISCELLANEOUS

9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and each other party hereto or thereto, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission to the address or facsimile number specified for the applicable Person on Schedule 2. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

(b) Change of Address, Etc. Each of the Borrower and the Lender may change its address or facsimile number for notices and other communications hereunder by notice to the other party.

(c) Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and the Related Parties of the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.

9.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

9.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all out of pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender up to $30,000) in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out of pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender) in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions of this Agreement or any other Loan Document and (iii) all out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b) Indemnification by the Borrower. The Borrower on behalf of each Fund shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loans or the use or proposed use of the proceeds therefrom, (iii) establishing, terminating, liquidating or reestablishing any hedging transaction relating to this Agreement following the occurrence of an Event of Default, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, brought by any Person, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section 9.04 shall be payable by the Borrower on demand therefor.

(e) Survival. The agreements in this Section shall survive the repayment of all Obligations under the Loan Documents.

9.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i)

to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section and (ii) by way of participation in accordance with the provisions of subsection (c) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Notwithstanding the foregoing, unless the Lender and any assignee or transferee waives the rights to any additional amounts under Sections 3.01(a) and (c), the Lender may not, without the prior written consent of the Borrower, assign or otherwise transfer any of its rights or obligations hereunder to any assignee or transferee that is not a “United States person” within the definition of Section 7701(a)(30) of the Code, unless such assignee or transferee provides the Borrower, prior to such assignment or transfer, a duly executed certification of such assignee or transferee to the effect that such assignee or transferee is not (x) a bank that acquires such rights or obligations on an extension of credit pursuant to a Credit Agreement entered into in the ordinary course of such bank’s trade or business within the meaning of Section 881(c)(3)(A) of the Code; (y) a “10 percent shareholder” with respect to the Borrower within the meaning of Sections 871(h)(3)(B) and 881(c)(3)(B) of the Code; or (z) a “controlled foreign corporation” that is a “related person” with respect to the Borrower within the meaning of Section 881(c)(3)(C) of the Code. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees and Affiliates of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans owing to it) pursuant to documentation acceptable to the Lender and the assignee. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.05, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a new or replacement Note to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

(c) Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Eligible Assignee (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

(d) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a

Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

9.07 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and the other Loan Documents or (2) any actual or prospective counterparty (and its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender or any such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

9.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and the Custodial Agreement constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of a conflict between the terms of this Agreement and the Custodial Agreement, this Agreement shall control. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof that bears the signature of the Borrower. Delivery of an executed counterpart of a signature page of this Agreement via telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

9.11 Survival of Representations and Warranties. All representations and warranties made hereunder, in any Loan Notice and in any other Loan Document or other document required to be delivered pursuant hereto or thereto or required to be delivered in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the Loan, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.

9.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, then, to the fullest extent permitted by Applicable Law, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF ILLINOIS, COUNTY OF COOK AND CITY OF CHICAGO, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

9.15 Fund Limited Recourse. Notwithstanding any other provision of this Agreement, the obligations of the Borrower with respect to each Fund hereunder are limited recourse obligations of the Borrower on behalf of itself and such Fund payable solely from the Assets of such Fund; provided, however, that nothing in this Agreement shall limit the right of the Lender to take any legal or other action seeking to preserve its rights with respect to any assets of the Borrower or any Fund or series thereof if the segregation of the assets and liabilities of any Fund or series of the Borrower is disregarded or impaired pursuant to any order, injunction, writ or decree of any Governmental Authority. Any Obligations of the Borrower not reflected in the Loan Value of any Fund shall be allocated at incurrence pro rata among the Funds based on the respective net asset values of such Funds (such Obligations allocated to a Fund together with the Loan Value of such Fund, the “Obligations” of such Fund). The provisions of this Section 9.15 shall survive the termination of this Agreement. The accounts or records of the Obligations of each Fund maintained by the Lender in the ordinary course of business shall be conclusive absent manifest error of the amount of the Obligations of each Fund.

9.16 USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower agrees to provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with its procedures, the PATRIOT Act and any other applicable Laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ADVISERS INVESTMENT TRUST, a Delaware business trust, for itself and on behalf of each of the following funds
JOHCM International Small Cap Equity Fund
JOHCM Global Equity Fund
JOHCM Emerging Markets Opportunities Fund
JOHCM International Select Fund
JOHCM Asia Ex-Japan Equity Fund
JOHCM US Small Mid Cap Equity Fund
JOHCM Emerging Markets Small Mid Cap Equity Fund
JOHCM International Opportunities Fund
JOHCM Global Income Builder Fund

By:	/s/ Barbara Nelligan
Name: Barbara Nelligan
Title: President

THE NORTHERN TRUST COMPANY

By:	/s/ Daniel J. Boote
Name: Daniel J. Boote
Title: Senior Vice President

S-1

SCHEDULE 1

Authorized Signers

Barbara Nelligan	President

Troy Sheets	Treasurer

Elisabeth Risby	J O Hambro Capital Management Limited Employee

Margaret Helen Vaughan	J O Hambro Capital Management Limited Employee

Catherine Field	J O Hambro Capital Management Limited Employee

Stephen Lynn	J O Hambro Capital Management Limited Employee

Kashif Ahmed	J O Hambro Capital Management Limited Employee

Simon P. Gartery	J O Hambro Capital Management Limited Employee

Mark Purnell	J O Hambro Capital Management Limited Employee

Andrew Horn	J O Hambro Capital Management Limited Employee

Jonathan Weitz	J O Hambro Capital Management Limited Employee

SCHEDULE 2

Lending Office, Addresses for Notices

To the Borrower:

Advisers Investment Trust

50 S. LaSalle St.

Chicago, Illinois 60603

Telephone: 312-557-4100

Email: bjj1@ntrs.com

Attention: Barb Nelligan

Lending Office:

The Northern Trust Company

50 S. LaSalle St.

Chicago, Illinois 60603

Attention: Francine Durrett

Telephone: 312-444-3352

Fax: 312-630-1566

To the Lender:

The Northern Trust Company

50 S. LaSalle St.

Chicago, Illinois 60603

Telephone: 312-557-4076

Facsimile: 312-557-1425

Email: djb8@ntrs.com or djm5@ntrs.com

Attention: Daniel Boote or David Mitchell

EXHIBIT A

Form of Loan Notice

[Borrower Letterhead]

, 20

The Northern Trust Company

50 S. LaSalle Street

Chicago, Illinois 60603

Attn:

Ladies and Gentlemen:

Advisers Investment Trust, a Delaware trust ( the “Borrower”), on behalf of [Fund] (the “Borrowing Fund”) refers to the Credit Agreement dated as of December 20, 2017 (as amended from time to time, the “Credit Agreement”), between the Borrower for itself and on behalf of each of the following: JOHCM International Small Cap Equity Fund, JOHCM Global Equity Fund, JOHCM Emerging Markets Opportunities Fund, JOHCM International Select Fund, JOHCM Asia Ex-Japan Equity Fund, JOHCM US Small Mid Cap Equity Fund, JOHCM Emerging Markets Small Mid Cap Equity Fund, JOHCM International Opportunities Fund and JOHCM Global Income Builder Fund, together with such other funds of the Borrower as may subsequently be joined to the Credit Agreement pursuant to Section 2.10 thereof (each individually, a “Fund” and collectively, the “Funds”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower on behalf the Borrowing Fund hereby gives you irrevocable notice, pursuant to Section 2.02(a) of the Credit Agreement, that it hereby requests to borrow an amount equal to $[            ] (the “Loan”), on [            ], 20[    ] (the “Borrowing Date”) on behalf of the Borrowing Fund, in accordance with the terms of the Credit Agreement. The Loan shall be a [Daily LIBOR Rate Loan][Federal Funds Rate Loan].

The undersigned hereby certifies that:

(a) The representations and warranties of the Borrower contained in Article V of the Credit Agreement and each other Loan Document are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of the Loan, before and after giving effect to the borrowing (except to the extent that such representations and warranties specifically refer to an earlier date, in which case, as of such earlier date).

(b) No Default shall exist, or would result from the proposed Loan or from the application of the proceeds thereof.

(c) Immediately after giving effect to such Loan and all other Loans to be made on such date (i) the Borrower and each Fund shall be in full compliance with the Asset Coverage Test and (ii) with respect to the Fund for which such Loan is made, no Asset Shortfall for such Fund shall exist.

The wire instructions for the account to which the proceeds should be sent are:             . Please contact the undersigned with any questions regarding this Loan Notice.

Very truly yours,

ADVISERS INVESTMENT TRUST, for itself and on behalf of the [FUND]

By:
Name:
Title:

EXHIBIT B

Form of Note

[                    ], 2017

Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement dated as of December 20, 2017 between Advisers Investment Trust, a business trust organized under the laws of the State of Delaware (“Borrower”), for itself and on behalf of each of the following: JOHCM International Small Cap Equity Fund, JOHCM Global Equity Fund, JOHCM Emerging Markets Opportunities Fund, JOHCM International Select Fund, JOHCM Asia Ex-Japan Equity Fund, JOHCM US Small Mid Cap Equity Fund, JOHCM Emerging Markets Small Mid Cap Equity Fund, JOHCM International Opportunities Fund and JOHCM Global Income Builder Fund, together with such other funds of the Borrower as may subsequently be joined to the Credit Agreement pursuant to Section 2.10 thereof (each individually, a “Fund” and collectively, the “Funds”) and The Northern Trust Company (“Lender”) (as amended from time to time, the “Credit Agreement”).

FOR VALUE RECEIVED, the BORROWER ON BEHALF THE [FUND] hereby promises to pay to the LENDER in lawful money of the United States of America, on the Maturity Date the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower on behalf of the [Fund] under the Credit Agreement, as conclusively evidenced on the books and records of the Lender. The Borrower on behalf of the [Fund] also promises to pay interest on the outstanding unpaid principal amount hereof in like money, from the date hereof until such unpaid principal is paid in full, at the rates, at the times and in the manner provided in the Credit Agreement (as defined herein) as well as all other amounts payable thereunder by the Borrower on behalf of the [Fund].

This Note is a Note referred to in the Credit Agreement and is entitled to the benefits thereof and of the other Loan Documents. This Note is secured as provided in the Loan Documents. This Note is subject to voluntary prepayment under the conditions set forth in Section 2.03 of the Credit Agreement and mandatory prepayment under the conditions set forth in Section 2.04 of the Credit Agreement, in each case, in whole or in part, prior to the Maturity Date on the terms and conditions provided in the Credit Agreement. If an Event of Default shall occur and be continuing, the principal of and accrued interest on and other amounts relating to this Note may become or be declared to be due and payable in the manner and with the effect provided in the Credit Agreement. The Borrower (on behalf of itself and the [Fund]) hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

ADVISERS INVESTMENT TRUST, for itself and on behalf of the [FUND]

By:
Name:
Title:

EXHIBIT C

Form of Compliance Certificate

Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement, dated as of December 20, 2017 (as amended from time to time, the “Credit Agreement”), between ADVISERS INVESTMENT TRUST, a business trust organized under the laws of the State of Delaware (“Borrower”), for itself and on behalf of each of the following: JOHCM International Small Cap Equity Fund, JOHCM Global Equity Fund, JOHCM Emerging Markets Opportunities Fund, JOHCM International Select Fund, JOHCM Asia Ex-Japan Equity Fund, JOHCM US Small Mid Cap Equity Fund, JOHCM Emerging Markets Small Mid Cap Equity Fund, JOHCM International Opportunities Fund and JOHCM Global Income Builder Fund, together with such other funds of the Borrower as may subsequently be joined to the Credit Agreement pursuant to Section 2.10 thereof (each individually, a “Fund” and collectively, the “Funds”) and The Northern Trust Company (“Lender”) and related documents (including without limitation any loan, security or pledge agreement), and instruments (such Credit Agreement and related documents and instruments being referred to collectively as the “Loan Documents”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1) I am a Responsible Officer of the Borrower.

(2) I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and assets of the Borrower and each Fund and the terms of the Credit Agreement.

(3) The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default that occurred during the period covered in the financial statements to which this certificate is attached, other than as set forth on an annex attached hereto.

The foregoing certifications are made and delivered this [●] day of [●1 pursuant to Section 6.02(e) of the Credit Agreement.

[RESPONSIBLE OFFICER OF THE BORROWER]

By:
Name:
Title:

EXHIBIT D

Form of Quarterly Report

Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement, dated as of December 20, 2017 (as amended from time to time, the “Credit Agreement”), between ADVISERS INVESTMENT TRUST, a business trust organized under the laws of the State of Delaware (“Borrower”), for itself and on behalf of each of the following: JOHCM International Small Cap Equity Fund, JOHCM Global Equity Fund, JOHCM Emerging Markets Opportunities Fund, JOHCM International Select Fund, JOHCM Asia Ex-Japan Equity Fund, JOHCM US Small Mid Cap Equity Fund, JOHCM Emerging Markets Small Mid Cap Equity Fund, JOHCM International Opportunities Fund and JOHCM Global Income Builder Fund, together with such other funds of the Borrower as may subsequently be joined to the Credit Agreement pursuant to Section 2.10 thereof (each individually, a “Fund” and collectively, the “Funds”) and The Northern Trust Company (“Lender”) and related documents (including without limitation any loan, security or pledge agreement), and instruments (such Credit Agreement and related documents and instruments being referred to collectively as the “Loan Documents”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1) I am a Responsible Officer of the Borrower.

(2) I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and assets of the Borrower and each Fund and the terms of the Credit Agreement.

(3) The Borrower is in compliance with the covenants contained in Section 7.15(b) of the Credit Agreement, as demonstrated by the calculation of such covenants below[, except as set forth below].

The foregoing certifications are made and delivered this [●] day of [●] pursuant to Section 6.02(f) of the Credit Agreement.

[RESPONSIBLE OFFICER OF THE TRUST]

By:
Name:
Title:

[attach calculation for 7.15(b).]

EXHIBIT E

Form of Joinder Agreement

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder Agreement”) dated as of [            ] is between Advisers Investment Trust, a business trust organized under the laws of the State of Delaware, for itself and on behalf of [NEW FUND] (the “New Fund”), and THE NORTHERN TRUST COMPANY, as the Lender (as defined in the Credit Agreement (as defined below)).

Reference is made to the Credit Agreement dated as of December 20, 2017 ([as previously amended,] the “Credit Agreement”) between Advisers Investment Trust, a business trust organized under the laws of the State of Delaware (“Borrower”), for itself and on behalf of each of the following: JOHCM International Small Cap Equity Fund, JOHCM Global Equity Fund, JOHCM Emerging Markets Opportunities Fund, JOHCM International Select Fund, JOHCM Asia Ex-Japan Equity Fund, JOHCM US Small Mid Cap Equity Fund, JOHCM Emerging Markets Small Mid Cap Equity Fund, JOHCM International Opportunities Fund and JOHCM Global Income Builder Fund [and                     ], and the Lender. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement and the rules of interpretation set forth in Section 1.02 of the Credit Agreement shall apply herein as if fully set forth herein, mutatis mutandis.

1.	The New Fund hereby becomes a party to the Credit Agreement. In furtherance of the foregoing, the New Fund agrees (a) to be bound by all of the terms and conditions of the Credit Agreement applicable to a Fund and (b) that it will perform all of the obligations of a “Fund” under the Credit Agreement.

2.	The Borrower hereby makes, as to itself and the New Fund only, each applicable representation and warranty set forth in Article V of the Credit Agreement as of the date hereof.

3.	In addition to (and without limiting) its representations and warranties under the Credit Agreement, the Borrower represents and warrants, as to itself and the New Fund only, to the Lender that:

(a) the execution, delivery and performance by the Borrower of this Joinder Agreement and the Loan Documents related hereto have been duly authorized by all necessary corporate, limited partnership or other organizational action, and do not and will not (i) contravene the terms of any of the Borrower’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any material payment to be made under (x) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower is subject; (iii) violate any Law; or (iv) result in any Adverse Claim upon any Asset of the Borrower;

(b) this Joinder Agreement and each Loan Document related hereto have been duly executed and delivered by the Borrower; and

(c) the execution and delivery of this Joinder Agreement and the Loan Documents related hereto will result in the obligations hereunder and under the Credit Agreement being valid and legally binding obligations of the Borrower (on behalf of itself and the New Fund) enforceable against the Borrower (and the New Fund) in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

5.	This Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Joinder Agreement via telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

6.	The provisions of Sections 9.13 (Governing Law; Jurisdiction; etc.) and 9.14 (Waiver of Jury Trial) of the Credit Agreement are incorporated into this Joinder Agreement by reference as if fully set forth herein, mutatis mutandis.

7.	This Joinder Agreement is a Loan Document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrower has duly executed and delivered this Joinder Agreement as of the date and year first above written.

ADVISERS INVESTMENT TRUST, for itself and on behalf of the [NEW FUND]

By:
Name:
Title:

Consented to:

THE NORTHERN TRUST COMPANY

By:
Name:
Title: